                                                                     EXHIBIT 4.6


                              FOURTH AMENDMENT TO

                     AMENDED AND RESTATED CREDIT AGREEMENT

     This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "AMENDMENT") is dated as of August __, 1996 by and among The Rug Barn, Inc., a South Carolina corporation ("RUG BARN"), Home Innovations, Inc., a Delaware corporation ("HII"), Calvin Klein Home, Inc., a Delaware corporation ("CALVIN KLEIN"), Draymore Mfg. Corp., a North Carolina corporation ("DRAYMORE"), R.A. Briggs and Company, an Illinois corporation ("R.A. BRIGGS") (each of Rug Barn, HII, Calvin Klein, Draymore and R.A. Briggs a "BORROWER" and collectively the "BORROWERS"), LaSalle National Bank, as Agent and Lender, and General Electric Capital Corporation, as Co-Agent and Lender. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).

                                   WITNESSETH

     WHEREAS, Rug Barn, Home Innovations, Inc., a Delaware corporation, Home Curtain Corp., a New York corporation, Calvin Klein, Draymore and R.A. Briggs, the Agent, the Co-Agent and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as of July 13, 1995, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of November 17, 1995, by the Second Amendment to Amended and Restated Credit Agreement dated as of December 31, 1995 (the "Second Amendment") and by the Third Amendment to Amended and Restated Credit Agreement dated as of March 31, 1996 (the "Third Amendment") (as the same may hereafter be further amended, supplemented or otherwise modified, the "CREDIT AGREEMENT"); and

     WHEREAS, the Lenders are willing to amend the Credit Agreement as herein set forth, to, among other things, modify the financial covenants, all on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the premises herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrowers hereby agree with the Agent, the Co-Agent and the Lenders as follows:

     Section 1. Amendments to the Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

           A. Exhibit B to the Credit Agreement is hereby amended and replaced in its entirety with the form attached to this Amendment as Exhibit 1.

           B. Section 1.5(a) of the Credit Agreement is hereby amended and replaced in its entirety with the following:

                  " (a) Effective as of July __, 1996, Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at a per annum rate equal to the Index Rate plus one-half percent (0.5%), based on the amounts outstanding from time to time under the Revolving Credit Loan."

           C. Subsection (i) of Section 1.8(b) of the Credit Agreement is hereby amended and replaced in its entirety with the following:

                        " (i) in arrears, on the first Business Day of each quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrowers' non-use of available funds (the "Non-use Fee") in an amount equal to one-quarter of one percent (0.25%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (i) $50,000,000 and (ii) the respective daily averages of the amount of the Revolving Credit Loan outstanding during the period for which the Non-use Fee is due, and"

           D. Subsection (a) of Schedule I to the Credit Agreement is hereby amended and replaced in its entirety with the following:

                  " (a) Maximum Total Liabilities Coverage Ratio. Holdings and each of its Subsidiaries on a consolidated basis shall have at the end of each Fiscal Quarter after the Closing Date, a Total Liabilities Coverage Ratio for the 12-month period then ended (or with the Fiscal Quarters ending on or before June 30, 1996, the period from the Closing Date to the last day of such Fiscal Quarter) of not greater than 6.5 to 1.0 for the Fiscal Quarters ending before (but not including the Fiscal Quarter ending on) December 31, 1995 or after (but not including the Fiscal Quarter ending on) June 30, 1996; provided, however, that for each Fiscal Quarter ending on or before June 30, 1996, the calculation of EBITDA of Holdings used in determining the Total Liabilities Coverage Ratio for the period from the Closing Date through such Fiscal Quarter end shall be made by taking the actual amount of EBITDA ("ACTUAL EBITDA") that would otherwise be calculated for such period in accordance with the Agreement and (i) dividing such Actual EBITDA by the number of days in the period then being tested and then (ii) multiplying such product in clause (i) by 365."

           E. The first sentence of subsection (b) of Schedule I to the Credit Agreement is hereby amended and replaced in its entirety with the following sentence:

                  "Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter beginning with June 30, 1995, a Debt Service Coverage Ratio for the 12-month period then ended of not less than 1.15 to 1.0 for the Fiscal Quarters ending before September 30, 1995, 1.05 to 1.0 for the Fiscal Quarter ending on September 30, 1995, 1.0 to 1.0 for the Fiscal Quarter ending on December 31, 1995 and 1.25 to 1.0 for the Fiscal Quarters ending after (but not including the Fiscal Quarter ending on) June 30, 1996; provided, however, that notwithstanding anything to the contrary herein, this paragraph (b) shall not directly or indirectly prohibit Holdings from paying in cash the interest due on the Senior Notes and the dividends due on the Preferred Stock in January, 1996, if the Debt Service Coverage Ratio for the trailing 12 month period ending on September 30, 1995 is not less than 1.15 to 1.0; provided, further, that for Fiscal Quarters ending on or before June 30, 1996 the Debt Service Coverage Ratio shall be calculated using historical EBITDA before the Closing Date of Holdings and Borrowers (on a consolidated basis) to the extent necessary to complete a twelve month period, and Debt Service shall be calculated assuming (i) for all periods prior to the Closing Date, the Senior Notes, Preferred Stock, Subordinated Notes and Revolving Credit Facility (with debt service calculated as described in the next sentence) were the only Indebtedness and Preferred Stock outstanding during such periods (ii) that the Subordinated Debt and Senior Notes accrued interest in accordance with their terms during such periods; (iii) that cash dividends on the Preferred Stock were paid in full during each Fiscal Quarter of such period, and (iv) that no Revolving Credit Loans were outstanding on June 30, 1995, and for each Fiscal Quarter end thereafter for purposes of calculating Debt Service on the Revolving Credit Facility, Interest Expenses actually incurred by Borrowers subsequent to the Closing Date shall be annualized as if such Interest Expenses had been incurred during such period."

           F. Subsection 6.14(b)(iii) of the Credit Agreement is hereby amended and replaced in its entirety as follows:

                  " (iii) to pay equal monthly installments in advance of the management fee ("Management Fee") then due under the Management Agreement in a per annum amount not in excess of $375,000; provided, however, that all amounts due under such Management Agreement may continue to accrue for any part of the Management Fee which is not otherwise paid; provided further, that if Borrowers are prohibited from paying all or any portion of such $375,000 of the Management Fee due to the existence of a Default or Event of Default, the Borrowers may pay any accrued portion of such $375,000 of the Management Fee at such time in the future as no Default or Event of Default then exists and is continuing or would result from such payment;"

           G. Subsection (c) of Schedule I to the Credit Agreement is hereby deleted.

           H. Subsection (a) of Schedule J to the Credit Agreement is hereby amended and replaced in its entirety with the following:

               "    (a)  If to Agent or LaSalle, at

                         LaSalle National Bank
                         135 South LaSalle Street
                         Chicago, Illinois  60603
                         Attention:     Charles E. Schroeder, Jr.
                         Telecopier No.:  (312) 904-4364
                         Telephone No.:   (312) 904-5415

                         with a copy to:

                         Goldberg, Kohn, Bell, Black,
                          Rosenbloom & Moritz, Ltd.
                         55 East Monroe Street, Suite 3700
                         Chicago, Illinois  60603
                         Attention:     Douglas P. Taber
                         Telecopier No.:  (312) 332-2196
                         Telephone No.:   (312) 201-3930"

           I. Subsection (b) of Schedule J to the Credit Agreement is hereby amended and replaced in its entirety with the following:

               "    (b)  If to Lender (copies should also be sent
                         in accordance with paragraph (a) above)

                         General Electric Capital Corporation
                         105 West Madison Street - Suite 1600
                         Chicago, Illinois  60602
                         Attention:     Decorative Home Accents Account
                                        Manager
                         Telecopier No.:  (312) 419-5992
                         Telephone No.:   (312) 419-0985

                         with a copy to:

                         General Electric Capital Corporation
                         201 High Ridge Road
                         Stamford, Connecticut  06927
                         Attention:          Corporate Counsel
                         Telecopier No.:  (203) 316-7889
                         Telephone No.:   (203) 316-7500"

      Section 2. Covenant Modification Fee. In order to induce the Agent, the Co-Agent and the Lenders to enter into this Amendment and to amend the Credit Agreement in the manner set forth in subsections E AND F of Section 1 of this Amendment, the Borrowers shall pay to Agent, on behalf of Lenders, a covenant modification fee of $25,000.

      Section 3. Borrowers' Representations and Warranties. In order to induce the Agent, the Co-Agent and the Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Borrowers represent and warrant to the Agent, the Co-Agent and the Lenders that the following statements are true, correct and complete:

           A. Corporate Power and Authority. The Borrowers have all requisite corporate power and authority to enter into this Amendment, and to carry out the transactions contemplated by, and to perform their obligations under, the Credit Agreement as amended by this Amendment (the "AMENDED AGREEMENT").

           B. Authorization of Agreements. The execution, delivery and performance of this Amendment, and the performance of the Amended Agreement have been duly authorized by all necessary corporate action by the Borrowers.

           C. No Conflict. The execution, delivery and performance by the Borrowers of this Amendment, and the performance by the Borrowers of the Amended Agreement do not and will not (i) violate any provision of any law, rule or regulation applicable to the Borrowers or Holdings, the Certificate or Articles of Incorporation or Bylaws of the Borrowers or Holdings or any order, judgment or decree of any court or other agency or government binding on any Borrower or Holdings, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement, mortgage or obligation of any Borrower or Holdings except where the Borrowers or Holdings, as the case may be, shall have obtained waivers or consents from the other parties to such agreements and disclosed the same to the Agent, (iii) result in or require the creation or imposition of any lien upon any of the Borrowers' or Holdings' properties or assets (other than Permitted Encumbrances) or (iv) require any approval of stockholders or any approval or consent of any Person under any contract, agreement, mortgage or obligation to which any Borrower or Holdings is a party (or by which its assets or properties are bound) except for the approvals or consents which will be obtained on or before the date hereof and disclosed in writing to the Agent.

           D. Governmental Consents. The execution, delivery and performance by the Borrowers of this Amendment, and the performance by the Borrowers of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body or other governmental Person.

           E. Binding Obligation. This Amendment and the Amended Agreement are legally valid and binding obligations of the Borrowers, enforceable against the

      Borrowers in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and subject to the discretion of the court before which any proceeding therefor may be brought.

           F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 3 of the Amended Agreement are and will be true, correct and complete in all material respects on and as of the effective date of this Amendment to the same extent as though made on and as of that date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they are true, correct and complete in all material respects as of such earlier date.

           G. Absence of Default. No event has occurred and is continuing or will result after giving effect to the consummation of the transactions contemplated by this Amendment which would constitute a Default or an Event of Default.

           H. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrowers to the Agent, the Co-Agent or any Lender for purposes of or in connection with this Amendment or any transaction contemplated hereby is true, complete and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Amendment by the Agent and the Lenders and such information is not incomplete by omitting to state any material fact necessary to make such information not misleading.

           I. Material Adverse Change. Except as disclosed in the financial statements that have heretofore been delivered to Agent, the Co-Agent and the Lenders, there has been no material adverse change in the business, assets, operations, operating properties, prospects or financial or other condition of the Borrowers since the Closing Date.

      Section 4. Borrowing Base Amendment. The parties hereto agree that the results and recommendations of the certain field audit completed on March 7, 1996 indicate the need and desirability of an additional field audit to assist Agent and Co-Agent in determining whether any revisions are necessary with respect to the method of calculation of the Borrowing Base, including but not limited to revisions with respect to: (a) the definition of "BORROWING BASE" set forth in Schedule A to the Credit Agreement, (b) the definition of "ELIGIBLE ACCOUNT" set forth in Schedule C to the Credit Agreement, (c) the definition of "ELIGIBLE INVENTORY" set forth in Schedule D to the Credit Agreement and (d) Exhibit B to the Credit Agreement. Borrowers hereby agree that Agent and Co-Agent's determination to establish a reserve of $2,000,000 against the Borrowing Base pending completion of an additional field audit is a reasonable and appropriate exercise of Agent and Co-Agent's rights under Section 9.10(g) of the Credit Agreement. Notwithstanding the determination of Agent and Co-Agent not to make further revisions with respect to the method of calculation of Borrowing Base at the present time as a result of the March 7, 1996 field audit, Agent and Co-Agent shall retain all of their respective rights at any time hereafter to make determinations with respect to the calculation of the Borrowing Base and any reserves applicable thereto, as well as their respective rights to make determinations as to which Accounts and Inventory should be included as Eligible Accounts and Eligible Inventory, in accordance with the terms and provisions of the Credit Agreement. Notwithstanding any prior failure of all parties to this Agreement to either execute an amendment to the Credit Agreement setting forth revisions to the method of calculation of the Borrowing Base or to acknowledge in writing that no revisions were necessary with respect to the method of calculation of the Borrowing Base, the Second Amendment and Third Amendment have been and will remain in full force and effect, except to the extent specifically amended by this Amendment or hereafter specifically amended.

      Section 5. Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent on the date hereof:

           A. Amendment. Fully executed copies of this Amendment signed by the Borrowers, each Lender, the Agent and the Co-Agent shall have been delivered to the Agent.

           B. Payment of Covenant Modification Fee. Payment by Borrowers to Agent, on behalf of Lenders, of the covenant modification fee specified in Section 2 of this Amendment shall have been made.

           C. Opinion of Borrowers' Counsel. The Agent shall have received an opinion of the Borrowers' counsel in form and substance satisfactory to the Agent and its counsel covering, without limitations, (i) the due incorporation, valid existence, good standing and corporate power and authority to conduct business of Holdings, (ii) each Borrower's due incorporation, valid existence and good standing, corporate power and authority to conduct business, due authorization, execution and delivery of this Amendment, (iii) enforceability of this Amendment and (iv) no conflicts with laws generally or Holding's or each Borrower's certificate or articles of incorporation, by-laws and other material contracts.

           D. Other Documents. The Agent shall have received copies of such other documents as the Agent may reasonably request.

      Section 6. Miscellaneous.

           A. Effect upon the Credit Agreement. Except as specifically amended hereunder, the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under any Loan Document, nor constitute a waiver of any provision of any Loan Document or any Default or Event of Default.

           B. Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Amendment or the Amended Agreement.

           C. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

           D. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS, AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS, AND DECISIONS OF THE STATE OF ILLINOIS. This Amendment and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

           E. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment or the Amended Agreement.

           F. Binding Agreement. This Amendment shall be binding upon the Borrowers, the Agent, the Co-Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Agent, the Co-Agent and each Lender and the successors and assigns of the Borrowers, the Agent, the Co-Agent and the Lenders.

           G. JURY TRIAL WAIVER. THE BORROWERS, THE AGENT, THE CO-AGENT AND THE LENDERS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AMENDMENT, THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AMENDMENT OR ANY LOAN DOCUMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

           H. Costs, Expenses and Taxes. As provided in Section 11.3 of the Credit Agreement, the Borrowers agree to pay on demand all fees, costs and expenses incurred by the Agent, the Co-Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment (including, without limitation, all attorneys fees). In addition, the Borrowers shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Amendment and agree to hold the Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

           I. Reaffirmation of Guaranty. Each of the Borrowers as a guarantor under Section 12 of the Credit Agreement hereby (i) acknowledges and reaffirms all of its obligations and undertakings under the guaranty under Section 12 of the Credit Agreement, and (ii) acknowledges and agrees that subsequent to, and taking into account this Amendment, the guaranty under Section 12 of the Credit Agreement is and shall remain in full force and effect in accordance with the terms thereof.

           J. Releases. In further consideration of the execution of this Amendment by the Agent, the Co-Agent and the Lenders, the Borrowers and Holdings hereby release the Agent, the Co-Agent and the Lenders and all current and future holders of assignments of or participations in the Obligations and their respective affiliates, officers, employees, directors, agents and attorneys (collectively, the "RELEASEES") from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, "CLAIMS") that any Borrower or Holdings may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take on or prior to the date hereof with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. For purposes of the release contained in this paragraph, the term "BORROWERS" and "HOLDINGS" shall mean and include the Borrowers, Holdings and their successors and assigns, including, without limitation, any trustees acting on behalf of such parties and any debtor-in-possession in respect of any such party.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers on the date first above written.

BORROWERS:                       HOME INNOVATIONS, INC.


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

                                 THE RUG BARN, INC.


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

                                 DRAYMORE MFG. CORP.


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

                                 CALVIN KLEIN HOME, INC.


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

                                 R.A. BRIGGS AND COMPANY


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

LENDERS:                         LASALLE NATIONAL BANK,
                                 as Agent and Lender


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

                                 GENERAL ELECTRIC CAPITAL
                                 CORPORATION, as Co-Agent and Lender


                                 By
                                   -------------------------------------
                                 Title
                                      ----------------------------------

ACKNOWLEDGED AND AGREED TO

DECORATIVE HOME ACCENTS, INC.

By
  -------------------------------------
Title
     ----------------------------------

                                   EXHIBIT 1

                      (FORM OF BORROWING BASE CERTIFICATE)